Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial Officer (888) 578-7282

Service Bancorp Appoints Edward A. Hjerpe, III to serve as Interim Chief Executive Officer

Medway, MA, September 25, 2008 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced today the appointment of Edward A. Hjerpe, III as the Interim Chief Executive Officer of Strata Bank, Service Bancorp, Inc. and Service Bancorp MHC.

From 2004 to 2007, Mr. Hjerpe served as a Senior Vice President of Webster Financial Corporation, a publicly traded banking company headquartered in Waterbury, Connecticut, as well as the President and Chief Operating Officer of the Massachusetts and Rhode Island Division of Webster Bank N.A. Previously, Mr. Hjerpe was the Chief Operating Officer and Chief Financial Officer of publicly traded FirstFed America Bancorp, Inc. and its wholly-owned subsidiary First Federal Savings Bank of America, based in Swansea, Massachusetts, from 1997 to 2004, when it was acquired by Webster. At the time of that acquisition, FirstFed had total assets of $2.6 billion.

Prior to joining FirstFed, Mr. Hjerpe worked at the Federal Home Loan Bank of Boston, first as Senior Vice President, Director of Financial Analysis and Economic Research, from 1988 to 1992, and ultimately as its Executive Vice President and Chief Financial Officer from 1992 to 1997. Mr. Hjerpe obtained a B.A. in Business and Economics from St. Anselm College, and a M.A. and Ph.D. in Economics from the University of Notre Dame.

Mr. Hjerpe has ties to Strata Bank’s community, having resided in Medway, Massachusetts for ten years before relocating to Rhode Island in 1997, and served as a member of Medway’s Town Finance Committee from 1994 to 1997. In addition, Mr. Hjerpe has served as a member of the Board of Directors of the United Way of Fall River, Massachusetts since 2001 and currently serves on its Executive Committee and Investment Committee. Mr. Hjerpe was a Board Member of the Massachusetts Bankers’ Association from 2003 to 2007. Mr. Hjerpe is currently the Chairman of the Board of Trustees of St. Anselm College in Manchester, New Hampshire, where he serves on both the Executive Committee and the Investment Committee, and a member of the Board of Directors of Dental Services of MA, and Dentaquest Ventures, Inc., of Charlestown, Massachusetts, serving as a member of the Audit Committee and Chair of the Finance Committee.

The Boards of Directors of the Bank, Service Bancorp, Inc and Service Bancorp MHC have appointed Mr. Hjerpe to serve as Interim Chief Executive Officer in the absence of Pamela J. Montpelier, the Bank’s current President and Chief Executive Officer, who at her request is taking a personal leave.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Established in 1871, Strata Bank has assets in excess of $400 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis.

Each of Strata Bank’s deposits is completely insured for the entire amount of the deposit. The FDIC insures all deposits up to $100,000 per depositor (except self-directed retirement accounts, which are insured up to $250,000 per depositor). All deposit amounts above the FDIC limits are insured in full by the Depositors Insurance Fund, a private, industry-sponsored excess deposit insurance company.

Strata’s team of professionals works collectively to provide the ultimate customer experience through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.